Exhibit 10.12
Leonardo DRS, Inc.
2021 OMNIBUS EQUITY COMPENSATION PLAN
RESTRICTED STOCK UNIT AWARD GRANT NOTICE
FOUNDERS AWARD
Leonardo DRS, Inc., a Delaware corporation (the “Company”), pursuant to its 2021 Omnibus Equity Compensation Plan (the “Plan”), hereby grants to the participant listed below (“Participant”), an award of restricted stock units (“Restricted Stock Units” or “RSUs”) with respect to the number of shares of the Company’s Common Stock (the “Shares”) indicated below. This award for Restricted Stock Units (this “Award”) is subject to all of the terms and conditions as set forth herein, in the Restricted Stock Unit Award Agreement attached hereto as Exhibit A (the “Restricted Stock Unit Agreement”) and in the Plan, each of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Restricted Stock Unit Agreement.

Participant:

Grant Date:

Total Number of RSUs:

Distribution Schedule:	Subject to the terms of the Restricted Stock Unit Agreement, the RSUs shall be distributable in accordance with Section 1.1 of the Restricted Stock Unit Agreement.

Vesting Schedule:	Subject to the terms of the Restricted Stock Unit Agreement, the RSUs shall vest as set forth on Exhibit B to this Grant Notice.
By electronically accepting this Restricted Stock Unit Agreement Grant Notice (the “Grant Notice”), Participant agrees to be bound by the terms and conditions of the Plan, the Restricted Stock Unit Agreement and this Grant Notice. In addition, Participant explicitly acknowledges and agrees to be bound by the Restrictive Covenants set forth in Section 3.6 of the Restricted Stock Unit Agreement. Participant has reviewed the Restricted Stock Unit Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Restricted Stock Unit Agreement and the Plan. Participant has been provided with a copy or electronic access to a copy of the prospectus for the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board (or any Committee to which administration of the Plan has been delegated by the Board) upon any questions arising under the Plan, this Grant Notice or the Restricted Stock Unit Agreement. The Award is subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and the Restricted Stock Unit Agreement, the terms of the Plan shall control.
Participant acknowledges that his or her acceptance of the terms and conditions of the Plan, the Restricted Stock Unit Agreement and this Grant Notice by his or her signature or electronic acceptance of the Restricted Stock Unit Agreement is a condition to the receipt of this Award. As a result, unless otherwise determined by the Board (or any Committee to which administration of the Plan has been delegated by the Board), in the event Participant does not sign or electronically accept this Grant Notice within thirty (30) days of the Grant Date, this Award shall be forfeited and Participant shall have no further rights thereto.

EXHIBIT A
RESTRICTED STOCK UNIT AWARD AGREEMENT
FOUNDERS AWARD
Pursuant to the Restricted Stock Unit Award Grant Notice (the “Grant Notice”) to which this Restricted Stock Unit Award Agreement (this “Agreement”) is attached, the Company has granted to Participant the right to receive the number of RSUs set forth in the Grant Notice subject to all of the terms and conditions set forth in this Agreement, the Grant Notice and the Plan.
ARTICLE I
AWARD OF RESTRICTED STOCK UNITS
1.1    Award of Restricted Stock Units.
(a)    Award. In consideration of Participant’s continued employment or service with the Company or any Affiliate thereof and for other good and valuable consideration, the Company hereby grants to Participant the right to receive the number of RSUs set forth in the Grant Notice, subject to the terms and conditions set forth in this Agreement, the Grant Notice and the Plan. Prior to actual issuance of any Shares, the Award represents an unsecured obligation of the Company, payable only from the general assets of the Company.
(b)    Vesting. The RSUs subject to the Award shall vest in accordance with the Vesting Schedule set forth in Exhibit B to the Grant Notice. Unless and until the RSUs have vested in accordance with the Vesting Schedule set forth in Exhibit B to the Grant Notice, Participant will have no right to any distribution with respect to such RSUs. Unless otherwise provided in Exhibit B to the Grant Notice or in an employment agreement or other arrangement of the Company or its Affiliates, in the event of Participant’s termination of Employment prior to the vesting of all of the RSUs, any unvested RSUs will terminate automatically without any further action by the Company and be forfeited without further notice and at no cost to the Company. Notwithstanding anything to the contrary herein or in Exhibit B to the Grant Notice, in the event Participant’s Employment is terminated due to death or Disability, the RSUs shall fully vest on the date of Participant’s death or Disability, as applicable.
(c)    Distribution of RSUs.
(i)    Shares or cash equivalents, as determined by the Committee, shall be distributed to Participant (or in the event of Participant’s death, to his or her estate) with respect to Participant’s vested RSUs within sixty (60) days following the date on which such RSUs vest as specified in the Vesting Schedule set forth in Exhibit B to the Grant Notice, subject to the terms and provisions of the Plan and this Agreement.
(ii)    Neither the time nor form of distribution of Shares with respect to the RSUs may be changed, except as may be permitted by the Board (or any Committee to which administration of the Plan has been delegated by the Board) in accordance with the Plan and Section 409A and the Treasury Regulations thereunder.
1.2    Tax Withholding.
(a)    The Company shall have the right to withhold from any delivery of Shares or cash due under the Plan and this Agreement an amount equal to the applicable required withholding obligation in respect of any federal, state or local tax and may satisfy such withholding obligation through any other method contemplated by Section 3.2 of the Plan.
ARTICLE II
[RESERVED.]
ARTICLE III
RESTRICTIONS
3.1    Award and Interests Not Transferable. This Award, including the RSUs awarded hereunder, may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Shares issuable pursuant to the Award have been issued, and all restrictions applicable to such Shares have lapsed. This Award and the rights and privileges conferred hereby, including the RSUs awarded hereunder, shall not be liable for the debts, contracts or engagements of Participant or his or her successors in interest and shall not be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.
3.2    Rights as Stockholder. Neither Participant nor any person claiming under or through Participant shall have any of the rights or privileges of a stockholder of the Company in respect of any Shares issuable hereunder unless and until certificates representing such Shares (which may be in uncertificated form) will have been issued and recorded on the books and records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, Participant shall have all the rights of a stockholder of the Company, including with respect to the right to vote the Shares and the right to receive any cash or share dividends or other distributions paid to or made with respect to the Shares.
3.3    Trading Restrictions. The Company may establish periods from time to time during which Participant’s ability to engage in transactions involving the Company’s Shares is subject to specific restrictions (“Restricted Periods”). Participant may be subject to restrictions giving rise to a Restricted Period for any reason that the Company determines appropriate, including restrictions generally applicable to employees or groups of employees or restrictions applicable to Participant during an investigation of allegations of misconduct or conduct detrimental to the Company or any Affiliate by Participant.

3.4    Award Subject to Clawback. This Award, including the RSUs awarded hereunder, and any Shares issuable upon vesting of the RSUs, are subject to forfeiture, recovery by the Company or other action pursuant to, in addition to the provisions set forth in Section 3.6 of this Agreement, any clawback or recoupment policy which the Company may adopt from time to time pursuant to laws or regulations, including without limitation, any such policy which the Company may be required to adopt under applicable law.
3.5    Conditions to Issuance of Shares or Settlement of Award. The Company shall not be required to issue or deliver any Shares issuable upon the vesting of the RSUs prior to the fulfillment of all of the following conditions: (a) the admission of the Shares to listing on all stock exchanges on which such Shares are then listed, (b) the completion of any registration or other qualification of the Shares under any state or federal law or under rulings or regulations of the United States Securities and Exchange Commission or other governmental regulatory body, which the Board (or any Committee to which administration of the Plan has been delegated by the Board) shall, in its sole and absolute discretion, deem necessary and advisable, (c) the obtaining of any approval or other clearance from any state or federal governmental agency that the Board (or any Committee to which administration of the Plan has been delegated by the Board) shall, in its absolute discretion, determine to be necessary or advisable, (d) the lapse of any such reasonable period of time following the date the RSUs vest as the Board (or any Committee to which administration of the Plan has been delegated by the Board) may from time to time establish for reasons of administrative convenience, and (e) the satisfaction of any applicable withholding tax.
3.6    Restrictive Covenants.
(a)    Certain Covenants. Participant acknowledges that, to assist Participant in the performance of Participant’s duties, the Company agrees to provide and shall provide and has provided Participant with Confidential Information (as defined below) and materials. Due to the sensitive nature of this Confidential Information, Participant acknowledges that the Company has legitimate business and competitive interests and legal rights to require non-disclosure of the Confidential Information to other companies and/or individuals and to require that the Confidential Information be used only for the benefit of the Company. Therefore, in order to protect the Company’s Confidential Information and the Company’s business goodwill and competitive position, and in exchange for the Company providing Participant the consideration set forth herein, and in order to protect the value of the equity-based compensation provided to Participant in this Agreement, Participant agrees:
(i)    At any time during the term of Participant’s service to the Company and thereafter for so long as such Confidential Information remains confidential, other than by reason of its wrongful disclosure (whether directly or indirectly) by Participant, Participant will not use, disclose or allow to be disclosed to any person, firm, or corporation, the Company’s Confidential Information, unless previously authorized by the Company for use in the pursuit of Company business.
(ii)    During the term of Participant’s service to the Company and for a period of twelve (12) months following the Participant’s termination of Employment, the

Participant will not, directly or indirectly, either on Participant’s own behalf or on behalf of any other individual or commercial enterprise: (i) Solicit, induce or assist any third party in Soliciting or inducing any individual or entity who is then (or was at any time within the preceding twelve (12) months) an employee, consultant, independent contractor or agent of Company to leave the employment of the Company or cease performing services for the Company; (ii) hire or engage or assist any third party in hiring or engaging, any individual or entity that is or was (at any time within the preceding twelve (12) months) an employee, consultant, independent contractor or agent of the Company; or (iii) Solicit, induce or assist any third party in Soliciting or inducing any other person or entity (including, without limitation, any third-party service provider or distributor) to terminate its relationship with the Company or otherwise interfere with such relationship.
(iii)    During the term of Participant’s service to the Company and for a period of twelve (12) months following the Participant’s termination of Employment, the Participant will not, directly or indirectly, either on Participant’s own behalf or on behalf of any other individual or commercial enterprise (i) Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Company; (ii) transact business with any Client that would cause you to be a Competitive Enterprise or (iii) interfere with or damage any relationship between the Company and a Client, provided, that this Section 3.6(a)(iii) shall not apply to any non-employee directors.
(b)    Return of Company Property. Immediately upon the Participant’s termination of Employment for any reason, or upon Company’s request at any other time, Participant will deliver to Company all Company Property. Following Participant’s termination of Employment, Participant shall not retain, copy, or remove (either physically or electronically) any Company Property from Company premises, computers, or other electronic equipment or storage devices.
(c)    Definitions. For purposes of this Section 3.6:
(i)    The term “Client” means, in the past twenty-four (24) months, any client or prospective client of the Company to whom Participant provided services, or for whom Participant transacted business, or whose identity became known to Participant in connection with Participant’s relationship with or employment by the Company with which the Company wanted or intended to do business with.
(ii)    The term “Company” means the Company, its subsidiaries and its Affiliates.
(iii)    The term “Company Property” means any and all documents, computer and computer-related hardware and software items, disks, telephones, customer and prospect lists, marketing, planning, financial and business strategy materials and all other materials or other things in your possession, custody or control that were produced by, received by or otherwise submitted to you by anyone during your employment by the Company relating to the Company’s business or a customer of the Company or that otherwise are the property of the Company.

(iv)    The term “Competitive Enterprise” means any business enterprise that engages in any activity that competes anywhere with any activity in which the Company is engaged.
(v)    The term “Confidential Information” means all non-public information of the Company's business and its customers and affiliates of such customers, including but not limited to, the pendency or contemplation of certain transactions, the identity of the Company's customers, the kinds of services provided by the Company to customers and offered to be performed for potential customers, computer software applications and other programs, personnel information and other trade secrets. “Confidential Information” does not include information that (i) is or becomes available to the public generally (other than as a result of the Participant’s disclosure) or (ii) becomes available to the Participant on a non-confidential basis from a source other than the Company.
(vi)    The term “Restrictive Covenants” means the restrictions set forth in this Section 3.6 and, if Participant is a party to, or participant in, an employment agreement, severance agreement or other agreement or plan with the Company, which agreement sets forth provisions regarding Confidential Information, non-solicitation or non-competition, the provisions set forth in such employment agreement, severance agreement or other agreement or plan.
(vii)    The term “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.
(d)    Reasonableness of Restrictions. Participant has carefully read and considered the Restrictive Covenants, and, having done so, agrees and acknowledges that the Restrictive Covenants limit Participant’s ability to engage in competition during the period provided for above. Participant expressly warrants and represents that these restrictions with respect to time and scope of activity are reasonable and necessary to protect the Confidential Information and the Company’s business goodwill and competitive position.
(e)    Forfeiture for Violation of Restrictive Covenants. The grant of the RSUs provided herein and Participant’s agreement to the Restrictive Covenants are intended to be mutually dependent promises and in the event Participant breaches or threatens to breach the Restrictive Covenants, then to the greatest extent permitted by applicable law: (i) RSUs that have not yet been settled (whether vested or unvested) shall immediately be cancelled; (ii) any Shares issued upon settlement of the RSUs during the time period that is twelve (12) months prior to and twelve (12) months following Participant’s termination of Employment that have not yet been sold by Participant shall be forfeited back to the Company for no consideration; and (iii) if Participant received Shares upon settlement of the RSUs during the time period that is twelve (12) months prior to and twelve (12) months following Participant’s termination of Employment and subsequently sold the received Share(s), any gain represented by the fair market value of the Shares issued upon settlement of the RSUs on the settlement date multiplied by the number of Shares issued to Participant upon settlement of the RSUs shall be paid by Participant to the

Company, in cash, without regard to any market price decrease or increase subsequent to the settlement of the RSUs.
(f)    Remedies for Breach. In the event of a breach of any of the Restrictive Covenants, in addition to the forfeiture provisions set forth in Section 3.6(e), the Company shall have the right to seek monetary damages for any such breach. In addition, in the event of a breach or threatened breach of any of the Restrictive Covenants, the Company shall have the right to seek equitable relief, including specific performance by means of an injunction against Participant or against Participant’s partners, agents, representatives, servants, employers, employees, and/or any and all persons acting directly or indirectly by or with him or her, to prevent or restrain any such breach.
(g)    Blue Penciling. In the event a court of competent jurisdiction determines that the geographic area, duration, or scope of activity of any restriction under this Agreement is more extensive than is necessary to protect the legitimate business interests of the Company and its affiliates or are otherwise unenforceable, the Company may, in its sole discretion, reform and modify the restrictions under this Agreement to the minimum extent required to render them valid and enforceable under applicable law.
ARTICLE IV
OTHER PROVISIONS
4.1    No Right to Continued Employment, Service or Awards.
Nothing in the Plan, the Grant Notice, or this Agreement shall confer upon Participant any right to continue in the employ or service of the Company or any Affiliate or shall interfere with or restrict in any way the rights of the Company and any Affiliate, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, except to the extent expressly provided otherwise in a written agreement between the Company or any Affiliate and Participant.
The grant of the Award is a one-time benefit and does not create any contractual or other right to receive a grant of Awards or benefits in lieu of Awards in the future. Future grants, if any, will be at the sole discretion of the Company. In addition, the value of the Award is an extraordinary item of compensation outside the scope of any employment contract. As such, the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments. The future value of the underlying Shares is unknown and cannot be predicted with certainty.
4.2    Adjustments. Participant acknowledges that the Award, including the vesting of the Award and the number of Shares subject to the Award, is subject to adjustment in the discretion of the Board (or any Committee to which administration of the Plan has been delegated by the Board) upon the occurrence of certain events as provided in this Agreement and Section 1.6.3 of the Plan.

4.3    Headings. Headings are provided herein for convenience only and are not intended to define or limit the construction of the provisions hereof. to serve as a basis for interpretation or construction of this Agreement.
4.4    Governing Law; Venue. The laws of the Commonwealth of Virginia shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws. The parties agree that any suit, action, or proceeding arising out of or relating to the Plan or this Agreement shall be brought to the exclusive jurisdiction of the Circuit Court of Arlington County (Virginia) or the United States District Court for the Eastern District of Virginia (Alexandria Division). The parties irrevocably waive, to the fullest extent permitted by law, any objection a party may have to the laying of venue for any such suit, action or proceeding brought in such court. THE PARTIES ALSO EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING. If any one or more provisions of this Agreement shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.
4.5    Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to comply with all applicable provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated thereunder by the United States Securities and Exchange Commission, including, without limitation, Rule 16b-3 under the Exchange Act. To the extent permitted by applicable law, the Plan, the Grant Notice and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
4.6    Tax Representations. Participant has reviewed with Participant’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Participant understands that Participant (and not the Company) shall be responsible for Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.
4.7    Successors and Assigns. The Company may assign any of its rights under this Agreement, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.
4.8    Amendment. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board (or any Committee to which administration of the Plan has been delegated by the Board); provided that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall impair any rights or obligations of the Participant under this Agreement in any material way without the prior written consent of Participant.

4.9    Paperless Administration. By accepting this Award, Participant hereby agrees to receive documentation related to the Award by electronic delivery, such as a system using an internet website or interactive voice response, maintained by the Company or a third party designated by the Company.
4.10    Severability; Entire Agreement. If any of the provisions of the Plan, the Grant Notice, or this Award Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision will be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions will not be affected thereby; provided that if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan, the Grant Notice, and this Agreement The Plan and any Award Agreements contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.
4.11    Section 409A.
(a)    This Agreement is not intended to provide for any deferral of compensation subject to Section 409A. Notwithstanding any other provision of the Plan, this Agreement or the Grant Notice, the Plan, this Agreement and the Grant Notice shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A. The Board (or any Committee to which administration of the Plan has been delegated by the Board) may, in its discretion, adopt such amendments to the Plan, this Agreement or the Grant Notice or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Board (or any Committee to which administration of the Plan has been delegated by the Board) determines are necessary or appropriate to comply with the requirements of Section 409A.
(b)    For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Participant may be eligible to receive under this Agreement shall be treated as a separate and distinct payment.
4.12    Shortened Statute of Limitations.
Each Participant agrees to shorten the applicable statute of limitations and agrees that no claims or causes of actions may be brought against the Company or any its Subsidiaries or Affiliates or any of their directors, officers, employees, controlling persons, agents or representatives based upon, directly or indirectly, any claim that arises under this Agreement or the Plan more than twelve (12) months after the date of the action that is the subject of the claim or lawsuit. Each Participant agrees to waive any statute of limitations to the contrary.

EXHIBIT B
TO RESTRICTED STOCK UNIT AWARD GRANT NOTICE
FOUNDERS AWARD
VESTING SCHEDULE
B-1